Exhibit 4.2
AMENDMENT NO. 1 TO RIGHTS AGREEMENT
     Amendment No. 1, dated as of August 14, 2008 (this “Amendment”), to the Rights Agreement, dated as of May 4, 2007 (the “Rights Agreement”), by and between Peerless Mfg. Co. (the “Company”) and Mellon Investor Services LLC, as rights agent (the “Rights Agent”).
RECITALS
     WHEREAS, the Company entered into an Agreement and Plan of Merger, dated as of January 10, 2008 (as it may be amended or supplemented from time to time, the “Merger Agreement”), by and among PMFG, Inc. (“Parent”), PMFG Merger Sub, Inc. (“Merger Sub”), and the Company;
     WHEREAS, the Board of Directors of the Company has determined that the Merger Agreement, on the terms and subject to the conditions set forth therein, and the transactions contemplated thereby, including, without limitation, the Merger (as defined in the Merger Agreement), are advisable and in the best interests of the Company and its shareholders;
     WHEREAS, the Board of Directors of the Company has approved the Merger Agreement and declared it advisable;
     WHEREAS, a special meeting of the Company’s shareholders is scheduled to be held at 10:00 a.m. Dallas, Texas time on August 14, 2008, at which the Company’s shareholders will be asked to approve the Merger;
     WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its shareholders to amend the Rights Agreement as set forth in this Amendment;
     WHEREAS, pursuant to Section 27 of the Rights Agreement, prior to the time at which the Rights cease to be redeemable, and subject to the last sentence of Section 27 of the Rights Agreement, the Company may in its sole and absolute discretion, and the Rights Agent will if the Company so directs, supplement or amend any provision of the Rights Agreement in any respect in accordance with the provisions of such Section; and
     WHEREAS, pursuant to the terms of the Rights Agreement and in accordance with Section 27 thereof, the Company has directed that the Rights Agreement be amended as set forth in this Amendment, and hereby directs the Rights Agent to execute this Amendment.
AGREEMENT
     NOW THEREFORE, in consideration of the foregoing and the mutual agreements set forth in the Rights Agreement and in this Amendment, the parties hereto hereby amend the Rights Agreement as follows:
     1. Section 1(j) of the Rights Agreement is hereby amended and restated in its entirety as follows:

     “(j) “Expiration Date” means the earliest of (i) the Close of Business on the tenth anniversary of the Record Date, (ii) the time at which the Rights are redeemed as provided in Section 23 (iii) the time at which all exercisable Rights are exchanged as provided in Section 24 and (iv) the time immediately prior to the Effective Time (as defined in the Merger Agreement), but only if the Effective Time shall occur.”
     2. Section 1 of the Rights Agreement is hereby amended by adding the following new Section 1(nn) immediately following Section 1(n):
     “(nn) “Merger Agreement” means the Agreement and Plan of Merger, dated as of January 10, 2008, as it may be amended or supplemented from time to time, by and among PMFG, Inc. (“Parent”), PMFG Merger Sub, Inc. (“Merger Sub”), and the Company.”
     3. Section 1 of the Rights Agreement is hereby further amended by adding the following new paragraph at the end of that Section:
     “Notwithstanding anything in this Agreement to the contrary, none of Parent, Merger Sub, any of their Affiliates or Associates or any of their permitted assignees or transferees shall be deemed an Acquiring Person, none of a Distribution Date, a Share Acquisition Date, a Flip-in Event, a Flip-over Event or a Triggering Event shall be deemed to occur or to have occurred, and the Rights will not become separable, distributable, unredeemable, triggered or exercisable, in each such case, by reason or as a result of (i) the approval, execution, delivery or performance of the Merger Agreement, (ii) the consummation of the Merger (as defined in the Merger Agreement), (iii) the consummation of the other transactions contemplated by the Merger Agreement, or (iv) the announcement of any of the foregoing.”
     4. Exhibits A and B to the Rights Agreement shall be deemed amended in a manner consistent with this Amendment.
     5. Capitalized terms used without other definition in this Amendment shall be used as defined in the Rights Agreement.
     6. This Amendment will be deemed to be a contract made under the internal substantive laws of the State of Texas and for all purposes will be governed by and construed in accordance with the internal substantive laws of such State applicable to contracts to be made and performed entirely within such State; provided, however, that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.
     7. The Rights Agreement shall not otherwise be supplemented or amended by virtue of this Amendment, but shall remain in full force and effect.
     8. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

     9. This Amendment shall be effective as of, and immediately prior to, the execution and delivery of the Merger Agreement, and all references to the Rights Agreement shall, from and after such time, be deemed to be references to the Rights Agreement as amended hereby.
     10. The undersigned officer of the Company, being duly authorized on behalf of the Company, hereby certifies in his or her capacity as an officer on behalf of the Company to the Rights Agent that this Amendment is in compliance with the terms of Section 27 of the Rights Agreement.
     11. By its execution and delivery hereof, the Company directs the Rights Agent to execute this Amendment.
     IN WITNESS WHEREOF, this Amendment has been duly executed by the Company and the Rights Agent as of the effective time stated above.

PEERLESS MFG. CO.
By:	/s/ Henry G. Schopfer, III
	Name:	Henry G. Schopfer, III
	Title:	Chief Financial Officer

MELLON INVESTOR SERVICES LLC
By:	/s/ Patricia Hodson
	Name:	Patricia Hodson
	Title:	Relationship Manager